EXHIBIT 10.11

SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

Seagate Technology, a limited company domiciled in the Cayman Islands (the “Company”), pursuant to its 2004 Stock Compensation Plan (the “Plan”), hereby grants to Participant the number of restricted stock units set forth below (the “Award”). Each restricted stock unit subject to this Award represents the right to receive one share of the Company’s Common Stock. This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Agreement and the Plan, both of which are provided with this Notice of Restricted Stock Unit Grant (the “Grant Notice”) and incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Restricted Stock Unit Agreement shall have the same meanings as in the Plan.

Participant:
Global ID Number:
Date of Grant:
Grant Number:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:	1/4th of the Restricted Stock Units vest each year on the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s Continuous Service with the Company. Notwithstanding the foregoing, in the event of the Participant’s termination of Continuous Service on account of the Participant’s death, the Participant shall be deemed to have completed an additional year of service as of the termination date.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms of, this Grant Notice, the Restricted Stock Unit Agreement and the Plan (including any exhibits to each document). Participant further acknowledges that this Grant Notice, the Restricted Stock Unit Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between Participant and the Company regarding the acquisition of the shares of the Company’s capital stock subject to this Award and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between Participant and the Company or an Affiliate relating to Participant’s Continuous Service with the Company and any termination thereof, compensation, or rights, claims or interests in or to shares of the capital stock of the Company.

Participant also acknowledges that, unless Participant specifically requests (or has in the past specifically requested) to receive communications regarding the Plan and this Award in paper form, Participant agrees to receive all communications regarding the Plan and this Award (including but not limited to the Prospectus) by electronic delivery through access on the Company’s internal website and/or Internet website at http://eq.seagate.com, which Participant may easily access and understands how to access, review and print the communications posted thereon. In addition, Participant agrees that it is Participant’s responsibility to notify the Company of any changes to Participant’s mailing address so that Participant may receive any shareholder information to be delivered by regular mail.

SEAGATE TECHNOLOGY

By:	/s/ William D. Watkins

Title:	Chief Executive Officer

SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

Seagate Technology (the “Company”) has awarded you Restricted Stock Units, pursuant to the provisions of the Company’s 2004 Stock Compensation Plan (the “Plan”), the Restricted Stock Unit Grant Notice (including any attachments thereto, “Grant Notice”) and this Restricted Stock Unit Agreement (including any attachments hereto, “Agreement”) (collectively, the “Award”). Defined terms not explicitly defined in this Agreement or the Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. GRANT OF RESTRICTED STOCK UNITS. You are entitled to the aggregate number of restricted stock units (the “Restricted Stock Units”) specified in your Grant Notice pursuant to the terms and conditions of this Agreement. Each restricted stock unit represents the right to receive one share of the Company’s Common Stock (the “Common Stock”), subject to the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan, each as amended from time to time.

2. VESTING & SETTLEMENT. Subject to the limitations contained herein, the Restricted Stock Units will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service with the Company and its Subsidiaries and Affiliates (“Termination”). Upon the vesting of any Restricted Stock Units, as promptly as is reasonably practicable, shares of Common Stock shall be issued to you and the Company shall deliver to you a stock certificate or other appropriate documentation evidencing the number of shares of Common Stock of the Company issued in settlement of such vested Restricted Stock Units. Notwithstanding anything to the contrary, the settlement of the Restricted Stock Units shall be conditioned upon your making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the settlement of the Restricted Stock Units.

3. TERMINATION. In the event your Termination, you shall forfeit any or all of the Restricted Stock Units that have not vested as of the date of Termination.

4. RIGHTS AS HOLDER OF RESTRICTED STOCK UNITS. You shall have no rights as a stockholder of the Company with respect to your Restricted Stock Units until the date of issuance to you of a certificate or other evidence of ownership representing Common Stock of the Company.

5. NUMBER OF SHARES. The number of shares of Common Stock subject to your Restricted Stock Unit Award may be adjusted from time to time for changes in capitalization, as provided in Article XIII of the Plan.

6. SECURITIES LAW COMPLIANCE. You will not be issued any shares under your Award unless the shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7. TRANSFERABILITY. The Restricted Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

9. TAX CONSEQUENCES. Set forth below is a brief summary as of the Grant Date of certain United States federal income tax consequences of the award of Restricted Units. THIS SUMMARY DOES NOT ADDRESS EMPLOYMENT, SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO YOU. YOU UNDERSTAND THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) You shall recognize ordinary income at the time or times your Restricted Units vest and are settled by delivery of the shares subject thereto to you in an amount equal to the fair market value of such shares on each such settlement date and the Company shall be required to collect all the applicable withholding taxes with respect to such income.

(b) You will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Shares, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”).

(c) Unless the Company, in its sole discretion, chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (d) below, your acceptance of this Agreement constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of shares from those shares issuable to you upon settlement of the Restricted Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of shares, and you agree to indemnify and hold the Company and any brokerage firm selling such shares harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, such excess cash will be deposited into the securities account established with the brokerage service provider for the settlement of your Restricted Stock Units. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

(d) At any time before any Tax Withholding Obligation arises, the Company may, in its sole discretion, elect to satisfy your Tax Withholding Obligation through share withholding pursuant to this Section 9(d). As such, to the extent the Company makes such an election, you hereby authorize the Company to withhold shares otherwise deliverable upon settlement of the Restricted Stock Units having a Fair Market Value on the date of settlement equal to the amount required to be withheld; an amount sufficient to satisfy the applicable Tax Withholding Obligation.

(e) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue any shares subject to your Restricted Stock Units.

10. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assignees.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.